Exhibit 99.1

2835 Miami Village Drive Miamisburg, OH 45342

NEWS RELEASE

For media information:	For investor information:

Dian Terry	Gregg Swearingen
(937) 242-4781	(937) 242-4600
dian.terry@teradata.com	gregg.swearingen@teradata.com

For Release on February 12, 2008

Teradata Announces 2007 Fourth Quarter and Full-Year Results

•	10 percent revenue growth for full-year 2007(1)

•	Full-year GAAP EPS of $1.10, non-GAAP EPS of $1.24(2)

•	$387 million of cash from operations generated in 2007

MIAMISBURG, Ohio – Teradata Corporation (NYSE: TDC), the world’s largest company solely focused on data warehousing and enterprise analytics, today reported 2007 revenue of $1.702 billion, an increase of 10 percent from $1.547 billion in 2006.(1) The full-year revenue comparison was aided by 2 percentage points from currency fluctuations. For the quarter ended December 31, 2007, revenue was $466 million, an increase of 3 percent from $453 million in 2006.(1) The fourth quarter comparison included 3 percentage points of benefit from currency fluctuations. In addition, Teradata’s full-year 2006 results are revised in Schedules A-D of this release from those reported in Teradata’s registration statement on Form 10, dated August 27, 2007, to correct an error relating to the timing of a transaction included in Teradata’s fourth quarter results of 2006.(1)

Gross margin in the fourth quarter improved to 56.0 percent from 53.2 percent in the fourth quarter of 2006. Gross margin for the full year was 53.8 percent, versus 53.6 percent generated in 2006.

Teradata reported fourth-quarter net income under Generally Accepted Accounting Principles (GAAP) of $79 million, or $0.43 per diluted share, which favorably compared to GAAP net income of $62 million, or $0.34 per diluted share, in the fourth quarter of 2006. Included in the 2007 fourth quarter results were $2 million of pre-tax expenses related to Teradata’s spin off from NCR Corporation (NYSE: NCR) that occurred at the end of the third quarter, and a $6 million one-time tax benefit related to the utilization of certain tax attributes associated with foreign sourced income. Excluding these items, non-GAAP earnings were $0.40per diluted share,(2) which compares to $0.34 per diluted share in the fourth quarter of 2006.(1) For the full-year, Teradata reported GAAP net income of $200 million, or $1.10 per diluted share which included $17 million of pre-tax expenses related to Teradata’s spin off from NCR and $9 million of net unfavorable tax adjustments. Excluding these items, non-GAAP earnings for the full-year 2007 was $1.24 per diluted share,(2) compared to $1.06 per diluted share in 2006.(1)

“2007 was a successful year for Teradata in many ways. We generated 10 percent revenue growth, delivered on our earnings commitments and continued to advance our market-leading technology, while setting up our new company and completing our spin off from NCR,” said Mike Koehler, president and chief executive officer of Teradata. “We are pleased with both our product and services results and our strong international performance.”

“I am confident in our future as demand for Teradata’s enterprise data warehousing and enterprise analytics remains strong. Customers around the world know they can rely on Teradata’s unrivaled ability to provide detailed analytics throughout their business. In today’s challenging economic environment, companies need this ability more than ever in order to effectively manage their businesses,” Koehler continued. “We are well positioned to continue to lead the enterprise data warehousing market.”

Regional Operating Segment Results(3)

Teradata reports its results in three regional operating segments.

Americas

Teradata generated $253 million of revenue in its Americas region in the fourth quarter of 2007, down 3 percent from $262 million in the fourth quarter of 2006. For the full year, revenue in the Americas region increased 5 percent to $964 million. The full-year revenue comparison included 1 percentage point of benefit from currency translation.

Gross margin in the Americas region in the fourth quarter of 2007 was 60.9 percent, compared to 59.9 percent in the fourth quarter of 2006. Gross margin in the Americas region for the full-year 2007 was 58.1 percent, compared to 59.2 percent in 2006. For the year, gross margin in the Americas was lower due to an unfavorable revenue mix and lower services margin.

Europe, Middle East and Africa (EMEA)

Revenue in Teradata’s EMEA region in the fourth quarter of 2007 was $122 million, up 5 percent from $116 million generated in the fourth quarter of 2006. Currency translation benefited revenue growth in the EMEA region by 7 percentage points. For the full year, revenue in the EMEA region increased 18 percent to $424 million. The full-year revenue comparison included 7 percentage points of benefit from currency translation.

Gross margin in the EMEA region in the fourth quarter of 2007 was 50.0 percent, an increase from 46.6 percent in the fourth quarter of 2006. Gross margin of 48.8 percent for the full-year 2007 compared favorably to 46.7 percent in 2006 due to higher product and services gross margins.

Asia Pacific / Japan (APJ)

Teradata generated $91 million of revenue in its APJ region in the fourth quarter of 2007, a 21 percent increase from the $75 million in the fourth quarter of 2006. Revenue growth in the APJ region was benefited by 7 percentage points from currency translation. For the full-year, revenue in the APJ region increased 18 percent to $314 million. Currency translation provided 3 percentage points of benefit in the full-year revenue comparison.

Gross margin in the APJ region in the fourth quarter of 2007 was 53.8 percent, compared to 48.0 percent in the fourth quarter of 2006. Gross margin in the APJ region for the full-year 2007 was 50.6 percent compared to 47.2 percent in 2006. Gross margin in the APJ region improved due to higher product margin and a favorable revenue mix.

Operating Income

Fourth-quarter operating income of $96 million was the same as reported in the fourth quarter of 2006. Included in the results for the fourth quarter of 2007 was incremental ongoing costs associated with Teradata becoming an independent, publicly-traded company, and non-recurring costs associated with Teradata’s spin off from NCR. On a non-GAAP basis, excluding the non-recurring spin-off costs, but including the other incremental costs, operating income was $98 million, compared to $96 million generated in the fourth quarter of 2006. (1) (2)

2007 full-year operating income was $320 million, an increase from $302 million in 2006. Included in these results were increased investments in demand creation, and research and development, as well as non-recurring costs associated with Teradata’s spin off from NCR and the incremental on-going costs associated with Teradata becoming an independent, publicly-traded company. Non-GAAP operating income excluding the non-recurring spin-off costs was $337 million, compared to $302 million generated in 2006. (1) (2)

Other Items

Other income in the fourth quarter of 2007 was $2 million, primarily from interest income earned on Teradata’s cash balance. Other income for the full year was also $2 million, as Teradata did not receive interest income earned on NCR’s cash balance prior to the completion of its spin off from NCR on September 30, 2007. Teradata did not have other income in 2006.

The effective income tax rate in the fourth quarter of 2007 results was 19.4 percent. Included in the fourth quarter income tax provision was a $7 million one-time tax benefit related to the utilization of certain tax attributes associated with foreign sourced income as well as the tax effect of the one-time spin-off costs (which equates to a 6.6 point benefit to the fourth quarter 2007 tax rate). The effective income tax rate for the full year was 37.9 percent. The full-year tax rate included the impact of a tax adjustment in the second quarter when Teradata was part of NCR, a charge recognized in the third quarter related to a tax rate change in Germany and the one-time tax benefit in the fourth quarter. These items had a net 4.5 point unfavorable impact on Teradata’s income tax rate for the full year. Teradata expects its full-year effective tax rate for 2008 to be approximately 30 percent.

Cash Flow

During the fourth quarter, Teradata generated $98 million of cash from operating activities, compared to $53 million in the same period last year. Capital expenditures in the fourth quarter of 2007 of $31 million compared to $20 million in the fourth quarter of 2006. Teradata generated $67 million of free cash flow (cash from operations less capital expenditures and capitalized software)(4) in the fourth quarter of 2007, versus generating $33 million in the same period last year.

Full-year cash from operating activities was $387 million, a $168 million increase from the $219 million generated in 2006. Teradata’s free cash flow for the full year increased to $287 million, compared to $151 million generated in 2006.(4)

	For the period ended Dec. 31 (in millions)
	Three Months		Twelve Months
	2007	2006	2007	2006
Cash provided by operating activities (GAAP)	$98	$53	$387	$219
Less capital expenditures for:
Expenditures for property, plant and equipment	(23)	(5)	(50)	(20)
Additions to capitalized software	(8)	(15)	(50)	(48)

Total capital expenditures	(31)	(20)	(100)	(68)
Free cash flow (non-GAAP measure) (4)	$67	$33	$287	$151

Balance Sheet

Teradata ended 2007 with $270 million in cash and cash equivalents, a $74 million increase from the September 30, 2007 spin-off date.

Although Teradata has $300 million available through a new credit facility, there was no short- or long-term debt outstanding as of December 31, 2007.

2008 Outlook

Teradata expects 2008 full-year revenue growth of approximately 5 to 8 percent. Teradata expects its 2008 GAAP earnings to be $1.35 to $1.45 per share, which does not reflect any unforeseen special items, if any, that may occur in 2008.

	2007 Actual	2008 Guidance
Year-over-year revenue growth	10%	5 –8%
Earnings per share – GAAP	$1.10	$1.35 - $1.45
Non-GAAP (does not include non-recurring items) (1)	$1.24

2007 Fourth-Quarter Earnings Conference Call

A conference call is scheduled today at 10:00 a.m. (EDT) to discuss the company’s fourth-quarter and full-year 2007 results, as well as its guidance for 2008. Access to the conference call, as well as a replay of the call, is available on Teradata’s Web site at www.teradata.com/investor.

Supplemental financial information regarding Teradata’s 2007 operating results is also available on Teradata’s Web site.

Spin Off of Teradata from NCR

On September 30, 2007, NCR completed its spin off of its Teradata data warehousing business. The spin off was effected through the tax-free distribution of 100 percent of the common stock of Teradata to NCR’s shareholders on a 1-for-1 basis. Each NCR shareholder of record received the same number of shares of Teradata that the shareholder owned of NCR as of the close of business on the September 14, 2007, the record date for the distribution.

About Teradata Corporation

Teradata Corporation (NYSE: TDC) is the world’s largest company solely focused on raising intelligence through data warehousing and enterprise analytics. Teradata is in more than 60 countries and on the Web at www.teradata.com.

# # #

Teradata is a trademark or registered trademark of Teradata Corporation in the United States and other countries.

Teradata reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, as described in footnotes 2 through 4 below, the company believes that certain non-GAAP measures found in this release are useful for investors.

1.	Teradata’s 2006 financial statements have been revised in Schedules A-D, to correct for a transaction in the fourth quarter of 2006 that did not meet the criteria for revenue recognition until the first quarter of 2007. The revision resulted in a $13 million decrease in revenue and a $6 million decrease in net income ($0.03 per share). The first quarter of 2007 results have also been revised to correct for this error.

The revision had no impact on Teradata’s net cash provided by operating activities or the company’s cash and cash equivalents for the period ended December 31, 2006

2.	Teradata’s management looks at the company’s results excluding certain items to assess the financial performance of the company. We believe this information is useful for investors because it can provide a more complete understanding of Teradata’s underlying operational performance, as well as consistency and comparability with past reports and projections of financial results. Non-GAAP measures, such as those shown in the following tables, should not be considered as substitutes for or superior to results determined in accordance with GAAP. The following table reconciles certain non-GAAP measures contained in this release.

Reconciliation of GAAP to Non-GAAP Measures:

	Q4 2007 Actual	Q4 2006 Actual		FY 2007 Actual
Diluted Earnings Per Share (GAAP)	$0.43	$0.34		$1.10
Spin-off costs (non-recurring costs)	0.00			(0.08)
One-time tax benefit related to foreign sourced income	0.03			0.03
Tax rate change in Germany				(0.05)
Tax adjustment – second quarter of 2007				(0.04)

Adjusted Diluted Earnings Per Share (Non-GAAP)(1)	$0.40	$0.34		$1.24

(shown in millions)	Q4 2007 Actual	Q4 2006 Actual	FY 2007 Actual	FY 2006 Actual
Operating Income (GAAP)	$96	$96	$320	$302
Spin-off costs (non-recurring costs)	(2)		(17)

Adjusted Operating Income (Non-GAAP)	$98	$96	$337	$302

3.	The Operating Segment results discussed in this earnings release exclude certain corporate-related costs consistent with the manner by which management evaluates and makes decisions regarding segment operating performance. This presentation is useful to investors because it allows analysis and comparability of operating trends. Schedule D, included in this earnings release, reconciles Teradata’s segment results to total company results reported under GAAP.
4.	Teradata defines free cash flow as cash provided/used by operating activities less capital expenditures for property, plant and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and therefore, Teradata’s definition may differ from other companies’ definition of this measure. Teradata’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations, if any. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for or superior to cash provided/used by operating activities under GAAP.

Note to Investors

This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause Teradata’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements. Such factors include those relating to: the uncertain economic climate and its impact on the markets in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers, and other general economic and business conditions; the impact of our separation from NCR Corporation and risks relating to our ability to operate effectively as a stand-alone, publicly traded company; changes in our cost structure, management, financing and business operations following our separation from NCR; the rapidly changing and intensely competitive nature of the information technology industry and the data enterprise warehousing business, including the increasing pressure on price/performance for data warehousing solutions; fluctuations in our operating results, unanticipated delays or accelerations in our sales cycles and the difficulty of accurately estimating revenues; risks inherent in operating in foreign countries, including the impact of economic, political, legal, regulatory, compliance, cultural, foreign currency fluctuations and other conditions abroad; the timely development, production or acquisition and market acceptance of new and existing products and services, including our ability to accelerate market acceptance of new products and services; tax rates; turnover of workforce and the ability to attract and retain skilled employees; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors described in Teradata Corporation’s Registration Statement on Form 10, and those factors that will be detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2007	2006	2007	2006
Revenue
Products	$240	$239	$884	$807
Services	226	214	818	740

Total revenue	466	453	1,702	1,547

Product gross margin	163	148	572	518
% of Revenue	67.9%	61.9%	64.7%	64.2%
Services gross margin	98	93	344	311
% of Revenue	43.4%	43.5%	42.1%	42.0%

Total gross margin	261	241	916	829
% of Revenue	56.0%	53.2%	53.8%	53.6%

Selling, general and administrative expenses	131	115	470	410
Research and development expenses	34	30	126	117

Income from operations	96	96	320	302
% of Revenue	20.6%	21.2%	18.8%	19.5%

Interest expense	—	—	—	—
Other (income) expense, net	(2)	—	(2)	—

Total other (income) expense, net	(2)	—	(2)	—

Income before income taxes	98	96	322	302
% of Revenue	21.0%	21.2%	18.9%	19.5%

Income tax expense	19	34	122	110

Net income	$79	$62	$200	$192

% of Revenue	17.0%	13.7%	11.8%	12.4%

Net income per common share
Basic	$0.44	$0.34	$1.11	$1.06

Diluted	$0.43	$0.34	$1.10	$1.06

Weighted average common shares outstanding
Basic	181.0	180.7	180.8	180.7
Diluted	183.0	180.7	181.3	180.7

Schedule B

TERADATA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions)

	December 31,	September 30,	December 31,
	2007	2007	2006
Assets

Current assets
Cash and cash equivalents	$270	$196	$—
Accounts receivable, net	507	394	379
Inventories, net	51	39	39
Other current assets	45	44	84

Total current assets	873	673	502

Property, plant and equipment, net	94	75	64
Capitalized software, net	49	51	51
Goodwill	90	90	90
Deferred income taxes	141	140	265
Other assets	48	46	31

Total assets	$1,295	$1,075	$1,003

Liabilities and stockholders' equity/parent company equity

Current liabilities
Accounts payable	$120	$75	$67
Payroll and benefits liabilities	88	82	78
Deferred revenue and customer deposits	246	236	194
Other current liabilities	118	58	54

Total current liabilities	572	451	393

Pension and other postemployment plan liabilities	90	83	—
Deferred income taxes	4	—	—
Income tax accruals	—	—	19
Other liabilities	2	1	—

Total liabilities	668	535	412

Stockholders' equity/parent company equity
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding
Common stock: par value $0.01 per share, 500.0 shares authorized, 181.0 and 180.7 shares issued and outstanding at December 31, 2007 and September 30, 2007, respectively; no shares issued and outstanding at December 31, 2006	2	2	—
Paid-in capital	558	551	—
Retained earnings	79	—	—
Parent company investment	—	—	573
Accumulated other comprehensive (loss) income	(12)	(13)	18

Total stockholders' equity/parent company equity	627	540	591

Total liabilities and stockholders' equity/parent company equity	$1,295	$1,075	$1,003

Schedule C

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2007	2006	2007	2006
Operating activities
Net income	$79	$62	$200	$192

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17	14	68	55
Stock-based compensation expense	6	1	17	9
Excess tax benefit from stock-based compensation	(1)	—	(1)	—
Deferred income taxes	9	(7)	80	(14)
Changes in assets and liabilities:
Receivables	(117)	(35)	(128)	(29)
Inventories	(12)	(6)	(12)	(10)
Current payables and accrued expenses	59	14	72	1
Deferred revenue and customer deposits	11	6	52	15
Employee severance and pension	2	—	2	—
Other assets and liabilities	45	4	37	—

Net cash provided by operating activities	98	53	387	219

Investing activities
Expenditures for property, plant and equipment	(23)	(5)	(50)	(20)
Additions to capitalized software	(8)	(15)	(50)	(48)
Other investing activities, net	—	(6)	(4)	(21)

Net cash used in investing activities	(31)	(26)	(104)	(89)

Financing activities
Excess tax benefit from stock-based compensation	1	—	1	—
Cash contributions from Parent	4	—	200	—
Transfer to Parent, net	—	(27)	(216)	(130)
Other financing activities, net	1	—	1	—

Net cash provided by (used in) financing activities	6	(27)	(14)	(130)

Effect of exchange rate changes on cash and cash equivalents	1	—	1	—

Increase in cash and cash equivalents	74	—	270	—
Cash and cash equivalents at beginning of period	196	—	—	—

Cash and cash equivalents at end of period	$270	$—	$270	$—

Schedule D

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended December 31
	Three Months			Twelve Months
	2007	2006	% Change	2007	2006	% Change
Revenue

Americas	$253	$262	-3%	$964	$920	5%
EMEA	122	116	5%	424	360	18%
APJ	91	75	21%	314	267	18%

Total revenue	466	453	3%	1,702	1,547	10%

Segment gross margin

Americas	154	157		560	545
% of Revenue	60.9%	59.9%		58.1%	59.2%
EMEA	61	54		207	168
% of Revenue	50.0%	46.6%		48.8%	46.7%
APJ	49	36		159	126
% of Revenue	53.8%	48.0%		50.6%	47.2%

Subtotal - segment gross margin	264	247		926	839
% of Revenue	56.7%	54.5%		54.4%	54.2%

Reconciling amounts*	(3)	(6)		(10)	(10)

Total gross margin	261	241		916	829
% of Revenue	56.0%	53.2%		53.8%	53.6%

Selling, general and administrative expenses**	131	115		470	410
Research and development expenses	34	30		126	117

Income from operations	$96	$96		$320	$302

% of Revenue	20.6%	21.2%		18.8%	19.5%

*	Includes corporate-related costs that management does not use to make decisions regarding the segments or to assess their financial performance.
**	2007 includes $2 million in the fourth quarter and $17 million in the full year of non-recurring expenses related to the spin off from NCR.